BASi (Bioanalytical Systems Inc.) Annual Incentive Bonus Plan	Version Dated 02/13

This Annual Incentive Bonus Plan (the “AIBP”), dated as of February 7, 2013 has been adopted by the Board of Directors of Bioanalytical Systems Inc. (BASi) having its principal office at 2701 Kent Ave., West Lafayette, IN 47906 (the “Company”).

1.	PURPOSE

The purpose of the BASi Annual Incentive Bonus Plan (the “AIBP”) is to motivate, retain and reward employees of the Company for their continued service and progress towards goals.

2.	DEFINITIONS

“Applicable Year” means the fiscal year in respect of which the Annual Incentive Bonus, if any, has been earned.

“Annual Incentive Bonus” means, with respect to each Participant, an amount equal to the product of (i) such Participant’s Target Bonus, (ii) the Business Payout Factor, (iii) such Participant’s Individual Performance Factor and (iv) in Participant’s first year of employment, such Participant’s pro-ration, if any.

“Base Salary” means, with respect to each Participant, actual wages or salary without regard to overtime, car allowances or bonuses. Wages or salary earned while on Family and Medical Leave are not part of Base Salary for purposes of computing the Annual Incentive Bonus.

“Board” means the Board of Directors of the Company.

“Business Payout Factor” means, with respect to any Applicable Year, a factor reflecting the Company’s performance with respect to a financial target. The financial target chosen at the time of adoption of the AIBP is EBITDA. This target is subject to change by the Board in future Applicable Years, at the discretion of the Board.

a)	if the Actual EBITDA is greater than or equal to the EBITDA Threshold but less than or equal to the EBITDA Target, then the Business Payout Factor is the Actual EBITDA divided by EBITDA Target;

b)	if the Actual EBITDA is greater than the EBITDA Target, but less than the EBITDA Maximum, then the Business Payout Factor is the product of (i) Actual EBITDA divided by the EBITDA Target and (ii) 1.1;

c)	if the Actual EBITDA is greater than the EBITDA Maximum, then the Business Payout Factor is 1.50.

BASi (Bioanalytical Systems Inc.) Annual Incentive Bonus Plan	Version Dated 02/13

“Business Performance Factor” means the percent achievement of the financial Target, the numerator of which is the Actual financial target achieved and the denominator of which is the Target financial metric.

“Cause” means, with respect to a Participant, (a) the Participant engages in gross misconduct or gross negligence in the performance of such Participant’s duties for the Company or any of its subsidiaries, (b) the Participant embezzles assets of the Company or any of its subsidiaries, (c) the Participant is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) the Participant’s breach of any restrictive covenant in such Participant’s employment agreement, if any, and any other written agreement between the Participant and the company, or (e) the Participant’s willful and material failure to follow the lawful and reasonable instructions of the Board, which in each such case (except with regard to (c)), is not cured within a reasonable period of time after receipt of notice.

“Change in Control” means the “persons” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) or “groups” (as defined in the Section 13(d) and 14(d) of the Exchange Act) that, as of the Effective Date, are the direct and indirect beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of all of the outstanding voting securities of the Company entitled to vote generally in the election of directors cease to beneficially own, in the aggregate, 50% or more of such outstanding voting securities.

“Change in Control Payment Date” means a date within 30 days of the effective date of a Change in Control.

“Individual Performance Factor” means, with respect to a Participant, the score between 0% and 110% resulting from a review of the Participant’s achievement of goals in the Applicable Year.

“Participant’s Pro-ration” means,

a)     in the event a Participant begins employment after the start date of the Applicable Year, a fraction is used in the calculation of the Annual Incentive Bonus Plan, the numerator of which is the number of days that the Participant has been employed by BASi in such Applicable Year as calculated from the Participant’s employment date to the last day of the Applicable Year and the denominator of which is 365.

b)     or if a Change in Control occurs prior to the end of any Applicable Year, a fraction is used in calculation of the Annual Incentive Bonus Plan, the numerator of which is the number of days that have transpired in such Applicable Year up to and including the effective date of the Change in Control, as applicable, and the denominator of which is 365.

BASi (Bioanalytical Systems Inc.) Annual Incentive Bonus Plan	Version Dated 02/13

“EDITDA” means earnings before interest, taxes, depreciation, amortization, and stock option costs, without giving effect to receipt of extraordinary income or payment of extraordinary expenses as determined by the Compensation Committee of the Board of Directors.

“Actual EBITDA” means with respect to any Applicable Year, the Company’s EBITDA as determined by reference to the Company’s audited financial statements and as adjusted by action of the Compensation Committee of the Board to exclude the effect of extraordinary income or payment of extraordinary expenses, if any; provided, however, that in the event a Change in Control occurs prior to the end of any Applicable Year, the Company’s EBITDA shall be determined with reference to the Company’s unaudited quarterly financial statements as of the close of the quarter immediately preceding the effective date of the Change in Control; provided further, that in the event a Change in Control occurs during the first fiscal quarter of any Applicable Year, Actual EDITDA will be deemed to be the EDITDA Target for the Applicable Year. Actual EBITDA is EBITDA as reported which includes a deduction for the Actual Annual Incentive Bonus Payout.

“Plan EBITDA” means with respect to any Applicable Year, the Company’s budgeted EBITDA as reviewed and accepted by the Board annually. Plan EBITDA includes a deduction for a total Company budgeted amount of Annual Incentive Bonus Payout.

The Threshold, Target and Maximum EBITDA dollars, with respect to any Applicable year, are included in Appendix A.

“Threshold EBITDA” means, with respect to any Applicable Year, the minimum EBITDA which must be achieved before an AIBP payout is accruable. .

“Target EBITDA” means, with respect to any Applicable Year, the Plan EBITDA .

“Maximum EBITDA ” means, with respect to any Applicable Year, the maximum EBITDA on which an AIBP Business Payout factor will be computed. “Effective Date of a Change in Control” means the date on which the transaction is closed which results in a Change in Control.

“Target Bonus” is the product of (i) the Participant’s Base Salary and (ii) a percent as determined by the Board. Participants will be notified in writing of their Target Bonus percentage as well as their Individual Goals.

BASi (Bioanalytical Systems Inc.) Annual Incentive Bonus Plan	Version Dated 02/13

3.	ELIGIBILITY AND PARTICIPATION

The Board, in its sole discretion, shall determine which employees of the Company shall become Participants. Each Participant will be notified in writing of his or her Participation in the Plan. The Board may, from time to time, amend the Participants included in the Annual Incentive Bonus Plan; provided, however, that the Board may not make any amendment that would adversely affect any Participant without such Participant’s prior knowledge The Master List for all Participants’ shall be kept on file by the Company.

4.	ANNUAL INCENTIVE BONUS PLAN

The Annual Incentive Bonus Plan accrues to the Participant upon the completion of the Company’s annual audit for the Applicable Year. Subject to the provisions of Section 5 below, each Participant shall be paid his or her Annual Incentive Bonus Plan, if any, in two lump sum cash installments on the second pay period in February and the second pay period in March; provided, however, that in the event of a Change in Control, amounts payable under the Plan, including any prorated Annual Incentive Bonus payout for the Applicable Year in which the Change in Control occurs, shall be paid in full on the Change in Control Payment Date.

5.	TERMINATION OF EMPLOYMENT/FORFEITURES

If, prior to completion of the audit of the Applicable Year, a Participant resigns from employment with the Company without Good Reason or the Company terminates such Participant’s employment for Cause, the Participant shall forfeit any unpaid portion of his or her Annual Incentive Bonus.

6.	ADMINISTRATION

The plan shall be administered by the Board, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Board’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants and beneficiaries.

7.	DESIGNATION OF BENEFICIARY

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of the Annual Incentive Bonus Plan hereunder, shall receive payment of the Annual Incentive Bonus Plan subject to a Pro-ration the numerator of which is the number of days in which a Participant was employed within the Applicable Year and the denominator of which is 365. Such designation shall be made by the Participant on a form prescribed by the Board. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company’s Senior Human Resources Director. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving the Annual Incentive Bonus payable under the Plan, such amount shall be paid to the Participant’s estate.

BASi (Bioanalytical Systems Inc.) Annual Incentive Bonus Plan	Version Dated 02/13

8.	AMENDMENT AND TERMINIATION

The Board may amend, modify or terminate this Plan, in whole or in part, at any time and from time to time. Notwithstanding the foregoing, if any provision of the Plan contravenes Section 409A, the Company may reform the plan or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A.

9.	MISCELLANEOUS PROVISIONS

(a)	This Plan is completely voluntary on the part of the Company. No employee or other person shall have any claim or right to participate in this Plan other than as provided hereunder. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of any Participant’s employment with the Company.

(b)	A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 7 hereof, and any attempted assignment or transfer shall be null and void.

(c)	The Plan shall be unfunded. Any payments made hereunder shall be paid from the general assets of the Company. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of the Annual Incentive Bonus.

(d)	The Company shall have the right to deduct from all amounts paid under the Plan any applicable taxes or other amounts required by law to be withheld.

The Plan shall be construed, interpreted and governed in accordance with the laws of the State of Indiana without reference to rules relating to conflicts of law.

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